Exhibit 99.1

                       SMARTSERV DISCLOSES MATERIAL EVENTS
                       REGARDING FINANCING AND LITIGATION

STAMFORD, CT - March 3, 2003 - SmartServ Online, Inc. (NASDAQ: SSOL), a leading wireless applications and services provider, today announced that it has completed the placement of $1 million of debt financing from Global Capital Funding Group, L.P. The secured loan bears interest at 10% per annum and matures on February 14, 2004. The loan is convertible into shares of SmartServ common stock at $1.10 per share. The lender also received warrants to purchase up to 200,000 shares of SmartServ common stock at an exercise price of $1.61 per share.

SmartServ also announced that it has received a favorable trial verdict in the matter of Michael Fishman v. SmartServ Online, Inc., et al. This litigation has been disclosed in the Company's filings with the Securities and Exchange Commission on Forms 10-QSB and 10-KSB. The decision was entered after a trial in the Superior Court of Connecticut and found in favor of SmartServ and the individual defendants as to all of Fishman's claims.

 About SmartServ
SmartServ (NASDAQ: SSOL) is a wireless applications service provider offering applications, development and hosting services. Today, SmartServ's customer and distribution relationships exist across a network of wireless carriers, strategic partners, and a major financial institution, including Verizon Wireless, AT&T Wireless, Nextel, Motorola, QUALCOMM, TELUS Mobility, ALLTEL, US Cellular and Salomon Smith Barney. We offer content branded by Forbes.com, BusinessWeek Online, Dow Jones, The Wall Street Journal Online and S&P Comstock.

SmartServ offers mobile data solutions that can generate additional revenue, increase operating efficiency, and extend brand awareness for wireless carriers, enterprises and content providers. We offer standard and custom-built applications designed for a vast array of wireless platforms and devices. Our applications can be delivered via Java(TM) 2 Platform, Micro Edition (J2ME(TM)), QUALCOMM's Binary Runtime Environment for Wireless(TM) (BREW(TM)) solution, WAP and SMS, as well as RIM Blackberry and Pocket PC devices. For more information, please visit www.SmartServ.com.

Forward-Looking Statements
--------------------------

This news release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time-to-time by the Company are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, and are not limited to, potential fluctuations in quarterly results, the size and timing of awards and performances on contracts, dependence on large contracts and a limited number of customers, dependence on wireless and/or internet networks of third-parties for certain products and services, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing technology, competitive conditions, system performance, management of growth, the risk that the Company's current and future products and services may contain errors or be affected by technical problems that would be difficult and costly to detect and correct, dependence on key personnel and general economic and political conditions and other factors affecting spending by customers, and other risks described in the Company's filings with the Securities and Exchange Commission.